Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-223959 and 333-237293) of Nortech Systems Incorporated on Form S-8 of our report dated March 23, 2021, relating to our audit of the consolidated financial statements, which appears in this annual report on Form 10-K of Nortech Systems Incorporated for the year ended December 31, 2020.

/s/ BAKER TILLY US, LLP

Minneapolis, Minnesota

March 23, 2021